Exhibit 10.4

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Brian Walker (“Employee”) and Sally Beauty Supply LLC (“Employer”).

1.                                      Separation of Employment.  Employee separated from employment with Employer on February 10, 2016 (the “Separation Date”).

2.                                      Consideration.  In consideration of the release of all claims by Employee as provided for in this Agreement, and for the other agreements by Employee herein, Employer will provide Employee with the following consideration (the “Release Consideration”):

a.              Payment of the gross amount of Four Hundred Sixty-One Thousand Two Hundred Fifty Dollars ($461,250.00) (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement) (the “Severance Payment”), which amount represents fifteen (15) months of Employee’s base salary.

b.              Payment of the net amount of Thirty-One Thousand Five Hundred Ten Dollars and Eighty Cents ($31,510.80) (with the gross amount paid being subject to withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), with the after-tax amount representing the cost to Employee for health insurance continuation under the Consolidated Omnibus Budget Reconciliation Act (COBRA) (the “COBRA Payment”) for fifteen (15) months.

c.               Payment of a prorated annual bonus for fiscal year 2016, equal to (1) the bonus, if any, that would have been earned by Employee for fiscal year 2016 if he had remained employed on the normal payment date for such bonus under Employer’s Annual Incentive Plan, based on actual performance under applicable financial metrics, (2) multiplied by a fraction, the numerator of which is the number of days worked by Employee during fiscal year 2016 and the denominator of which is 365 (the “Prorated Final Year Bonus”).

Employee agrees that this Release Consideration is in addition to anything of value to which Employee already is entitled.  The Severance Payment is payable in approximately equal installments, consistent with Employer’s normal payroll practices, over a fifteen (15) month period starting on the first regular payroll date that occurs after the sixtieth (60th) day following the Separation Date.  The COBRA Payment is payable in a lump sum on the first regular payroll date that occurs after the sixtieth (60th) day following the Separation Date.  The Prorated Fiscal Year 2016 Bonus will be paid at the same time that the fiscal year 2016 annual bonuses are paid under Employer’s Annual Incentive Plan to active participants.

3.                                      Release.  In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the “Released Parties”), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before the date on which Employee executes this Agreement.  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, sexual orientation, national origin, religion, disability, age, whistleblower status under state or federal law, including, but not limited to the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act (NLRA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, claims under Chapters 21 and 451 of the Texas Labor Code, and other federal, state or local laws relating to employment or termination of employment, any personal injury claims, and any related attorneys’ fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties.  Employee waives and releases Employer and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding.  Employee further releases Employer and the Released Parties from any and all claims, allegations, assertions or defenses that the restrictions contained within Section 5 of this Agreement are overly broad, unreasonable, unenforceable, or supported by insufficient consideration.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.  Notwithstanding this paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee’s behalf.

Employee also acknowledges (i) receipt of all compensation and benefits due through the date Employee signs this Agreement as a result of services performed for Employer with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to Employer any and all work-related injuries incurred during employment; and (iii) Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

4.                                      Equity Awards.  As of the Separation Date, Employee holds (A) vested options to purchase 8,398 shares of Employer’s common stock (the “Vested Options”) and unvested options to purchase 54,426 shares of Employer’s common stock (the “Unvested Options”), and (B) 7,650 restricted shares of Employer’s common stock (the “Restricted Shares”).  The parties agree that (i) Employee shall have until 5:00 p.m. Central Time on April 10, 2016 to exercise the Vested Options, following which time any Vested Options remaining outstanding and unexercised shall lapse and terminate immediately, and Employee shall cease to have any rights with respect to such terminated Vested Options as of such time, (ii) the Unvested Options lapsed and terminated immediately as of the Separation Date, and Employee ceased to have any rights with respect to such terminated Unvested Options as of the Separation Date, and (iii) the Restricted Shares were forfeited automatically as of the Separation Date, and Employee ceased to have any rights with respect to such forfeited Restricted Shares as of the Separation Date.

5.                                      Agreement Not to Solicit or Hire Employees.  For a period of 15 months after the Effective Date of this Agreement, Employee shall not, nor will Employee assist any third party to, directly or indirectly:  (i) recruit, raid, solicit, or attempt to persuade any employee of Company or any person who is a current employee of Employer; (ii) interfere with the performance by any such persons of their duties for Employer; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this paragraph.

6.                                      Confidentiality and Non-disparagement.  Employee agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Employee may supply a copy to Employee’s accountant or other financial advisor solely in connection with preparing Employee’s income tax return, and Employee may disclose this Agreement to members of Employee’s immediate family and to Employee’s attorney on a confidential basis.  Employee also agrees to keep confidential any and all discussions, communications and documents relating to the issues and negotiations that led to this Agreement and the underlying facts, allegations, documents and communications related to any claims of discrimination Employee made during Employee’s employment with Employer.  Employee further agrees not to talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Employer or any of the Released Parties.  Employee also agrees that Employee shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Employer.

Nothing in this section or Agreement is to be construed to preclude Employee or any individual from communicating with any government agency, including the Equal Employment Opportunity Commission, National Labor Relations Board and/or Securities and Exchange Commission, or otherwise participating in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual.

7.                                      Confidential Information and Trade Secrets.  Employee acknowledges Employee’s ongoing legal and fiduciary obligations to maintain the confidentiality of Employer’s confidential business-related information and trade secrets, including, but not limited to, Employer’s strategy, future plans, merchandising, marketing and sales initiatives, proprietary business methods and processes.

8.                                      Tax Indemnification.  Employee acknowledges and agrees that Employer has not made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement.  The parties further agree that if any local, state or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee shall indemnify Employer for all such tax payments, including interest and penalties.  To the extent Employer is penalized for any failure to withhold or pay taxes, Employee agrees that Employee will indemnify Employer for its costs, expenses, fees (including reasonable and necessary attorneys’ fees) and/or penalties with respect to taxes or the failure to withhold.

9.                                      Employee’s Attorneys’ Fees and Costs.  Employee acknowledges and represents that all claims for attorneys’ fees, costs, or other recoverable expenses that Employee’s attorneys may hold against Employer as Employee’s attorneys will be satisfied solely by Employee.

10.                               Employment Reference and Verification.  Employee agrees that for employment verification or reference purposes, Employee will only refer prospective employers to the third party service entitled “The Work Number” 1-800-367-5690 or www.theworknumber.com.  This online employment verification service can provide confirmation of employment and dates of employment.  The relevant employer code to use is 11140.  Should this service change, Employee agrees to use the third party service then used by Employer.  Employee agrees not to contact, or direct others to contact, any active employee or representative of Employer for a reference or information relating to Employee’s employment with Employer.

11.                               Advice of Counsel, Consideration and Revocation Periods, Other Information.  Employer advises Employee to consult with an attorney prior to signing this Agreement.  Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement (Consideration Period).  Employee must return this signed Agreement to Employer’s representative set forth below within the Consideration Period.  If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms.  Additionally, Employee shall have seven days from the date of the Employee signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as Employee returned this Agreement.  If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. Employee agrees with Employer that changes, whether material or immaterial, do not restart the running of the Consideration Period.

12.                               Exceptions.  Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement.  In addition, nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality, non-disparagement, tax indemnification, employee’s attorneys’ fees and costs, eligibility for re-employment, and employment verification provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited.

13.                               Miscellaneous.

a.                                      The “Effective Date” of this Agreement is the eighth (8th) day after Employee signs this Agreement, provided Employee does not revoke the Agreement.

b.                                      Entire Agreement/No Assignment.  This instrument sets forth the entire agreement between the parties and no representation, promise, or condition not contained herein will modify these terms except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact.  The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

c.                                       No Admission of Liability. Nothing in this Agreement constitutes the admission of any liability by Employer, the Released Parties or Employee.

d.                                      Read Agreement/Advice of Attorney.  Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee’s own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

e.                                       Applicable Law and Severability.  The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Texas.  The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and said illegal, invalid, or unenforceable part will be deemed not to be a part of the Agreement.

f.                                        Notice.  Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210.  Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee’s last known address as shown on Employer’s records.  Either party may designate a different address or addresses by giving notice according to this Section.

14.                               Code Section 409A.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Employee, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise.  Neither Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.  Each installment payment under Section 2 of this Agreement shall be deemed to be a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

The parties have signed this Agreement on the dates written by the signatures below.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Employer at the address shown in the subsection under “Miscellaneous” entitled “Notice” prior to the end of the Consideration Period or if Employee revokes this Agreement, then this Agreement will be null and void and Employee will not be entitled to the Consideration described above.

EMPLOYEE:	EMPLOYER:

/s/ Brian Walker	/s/ Matthew Haltom
BRIAN WALKER
	TITLE:	SVP & General Counsel

SALLY BEAUTY SUPPLY LLC

Date: 15 February, 2016	Date: 15 February, 2016